CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4, and in any other registration statement for the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, of our report dated March 22, 2004, relating to the audited consolidated financial statements of DGSE Companies, Inc. and Subsidiaries, which appears in the Annual Report of DGSE Companies, Inc. on Form 10-K for the fiscal year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in this Registration Statement or any such other registration statement.

/s/ CF & CO., L.L.P.

Dallas, Texas
February 7, 2007